Exhibit 10.1

DIVIDEND REINVESTMENT PLAN

OF

ARES CAPITAL CORPORATION

effective as of December 13, 2010

Ares Capital Corporation, a Maryland corporation (the “Corporation”), hereby adopts the following plan (the “Plan”) with respect to the cash portion of dividends and distributions (collectively, “Cash Dividends”) declared by its Board of Directors (the “Board of Directors”) on shares of its common stock, par value $0.001 per share (the “Common Stock”):

1.             Unless a registered stockholder (a “stockholder”) specifically elects to receive cash as set forth below, all Cash Dividends shall be payable in shares of the Common Stock of the Corporation, and no action shall be required on such stockholder’s part to receive a distribution in stock.

2.             Such Cash Dividends shall be payable on such date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date(s) established by the Board of Directors for the Cash Dividend involved.

3.             The Corporation intends to use primarily newly issued shares of its Common Stock to implement the Plan, whether its shares are trading at a premium or at a discount to net asset value.  However, the Corporation reserves the right to purchase shares in the open market in connection with its obligations under the Plan.  The number of shares to be delivered to a stockholder shall be determined by dividing the total dollar amount of the Cash Dividend payable to such stockholder by the market price per share of the Corporation’s Common Stock on the valuation date fixed by the Board of Directors for such Cash Dividend.  Market price per share on a particular date shall be the closing price for such shares on The NASDAQ Global Select Market on such date or, if no sale is reported for such day, at the average of their reported bid and asked prices.

4.             A stockholder may, however, elect to receive any Cash Dividends in cash.  To exercise this option, such stockholder shall notify The Bank of New York Mellon, the plan administrator (the “Plan Administrator”), in writing, by telephone or over the Internet (pursuant to the instructions in Section 10 hereof) so that such notice is received by the Plan Administrator no later than 1:00 p.m. Eastern time on the record date fixed by the Board of Directors for the Cash Dividend involved.

5.             The Plan Administrator will set up a Plan account for shares acquired pursuant to the Plan for each stockholder who has not so elected to receive Cash Dividends in cash (each a “Participant”).  The Plan Administrator may hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee.

6.             The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable.  Each Participant may from time to time have an undivided fractional interest (computed to four decimal places) in a share of Common Stock of the Corporation and dividends and distributions on fractional shares will be credited to each Participant’s Plan account.

7.             The Plan Administrator will forward to each Participant any Corporation-related proxy solicitation materials and each Corporation report or other communication to stockholders and will vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Corporation.

8.             In the event that the Corporation makes available to its stockholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan will be added to any other shares held by the Participant (in book-entry or certificated form) in calculating the number of rights to be issued to the Participant.

9.             The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Corporation.

10.           Each Participant may terminate his or its account under the Plan by so notifying the Plan Administrator via the Plan Administrator’s website at www.bnymellon.com/shareowner/equityaccess, by filling out the transaction request form located at the bottom of the Participant’s statement and sending it to P.O. Box 358035, Pittsburgh, PA 15252-8035 or by calling the Plan Administrator’s hotline at 1-866-365-2497.  Such termination will be effective immediately if the Participant’s notice is received by the Plan Administrator prior to any dividend or distribution record date; otherwise, such termination will be effective only with respect to any subsequent dividend or distribution.  The Plan may be terminated by the Corporation upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Corporation.

11.           Upon any termination of the Plan by the Corporation or by a Participant of his or its account under the Plan, the Plan Administrator will cause full and fractional shares held for the Participant under the Plan to be credited to the Participant in book-entry form with the Corporation’s transfer agent.  In advance of such termination, a Participant may instead elect to have the Plan Administrator sell part or all of the Participant’s shares and remit the proceeds to the Participant, in which case the Plan Administrator will be authorized to deduct a fee of up to $15 plus $0.12 per share from the proceeds.  A sale request that is received before 1:00 p.m. Eastern time, will, subject to market conditions and their factors, generally be sold the same business day.  Sales usually take place on a daily basis during trading days on The NASDAQ Global Select Market and are generally processed on the day that a sale request is received by the Plan Administrator (if received during a trading day) and no later than five business days of the receipt of that request.

12.           These terms and conditions may be amended or supplemented by the Corporation at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof.  The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice from the Participant of the termination of such Participant’s account under the Plan.  Any such amendment may include an appointment by the Plan Administrator, in its place and stead, of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions.  Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Corporation will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on shares of the Corporation held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

13            The Plan Administrator will at all times act in good faith and use its commercially reasonable best efforts to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.

14.           These terms and conditions shall be governed by the laws of the State of New York, including without limitation, Section 5-1401 of the New York General Obligations Law.